Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Reports Results for Third Quarter Ending March 31, 2008

Bensalem, Pennsylvania, May 12, 2008:

Orleans Homebuilders, Inc. (AMEX: OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Financial Highlights for the Three Months Ended March 31, 2008:

•      Fiscal year 2008 third quarter residential property revenue decreased 15% to $109.0 million (243 homes) compared to $128.9 million (304 homes) for the prior year period.  The average selling price for homes delivered in the fiscal 2008 third quarter was $449,000 compared to $424,000 in the prior year period.

•      Fiscal year 2008 third quarter new orders decreased 40% to $121.2 million (266 homes) compared to $201.1 million (437 homes) for the prior year period.  The beginning balance of total speculative home inventory in progress, but available for sale, decreased by approximately 121 units, or 33%, to approximately 248 units at January 1, 2008, compared to the opening balance for the prior year’s quarter of approximately 369 units at January 1, 2007.

•      The backlog at March 31, 2008 decreased 13% to $313.5 million (633 homes) compared to $362.1 million (724 homes) at March 31, 2007.  At March 31, 2008, 88% of this backlog was in the Company’s northern and southern regions, compared with 83% in those regions at March 31, 2007.  The average selling price for homes in backlog at March 31, 2008 was $495,000 compared to $500,000 as of March 31, 2007.

•      The Company experienced a cancellation rate of approximately 31% for the three months ended March 31, 2008, which is an increase from 20% for the three months ended March 31, 2007.  This increase was driven by increases in all of the Company’s regions, with the largest increase occurring in the Florida region.

•      The Company owned or controlled approximately 8,242 building lots at March 31, 2008, which includes approximately 2,443 building lots controlled through contracts and options.  At March 31, 2007, the Company owned or controlled approximately 11,850 building lots, of which approximately 3,520 were controlled through contracts and options.  This represents a 30% decrease in both total owned and controlled lots, and owned lots.  As of March 31, 2008, approximately 51% of the

Company’s owned lots are in its northern region, approximately 37% in its southern region, approximately 7% are in its midwestern region and approximately 5% in its Florida region.

•      Fiscal year 2008 third quarter GAAP loss from continuing operations was $55.7 million ($3.01 per diluted share) as compared to a GAAP loss from continuing operations of $42.7 million ($2.31 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2008 third quarter loss from continuing operations was $2.9 million ($0.16 per diluted share) compared to fiscal year 2007 third quarter loss from continuing operations of $5.7 million ($0.31 per diluted share).  The GAAP net loss for the three months ended March 31, 2008 included the establishment of a full deferred tax asset valuation allowance in the amount of $43.5 million.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•      Fiscal year 2008 third quarter non-GAAP adjusted EBITDA increased to $3.9 million compared to $(4.6) million for the prior year period.

Financial Highlights for the Nine Months Ended March 31, 2008:

•      Fiscal year 2008 year-to-date residential property revenue decreased 16% to $372.9 million (829 homes) compared to $443.8 million (1,044 homes) for the prior year period.  The average selling price for homes delivered in fiscal year 2008 year-to-date was $450,000 compared to $425,000 in the prior year.

•      Fiscal year 2008 year-to-date new orders decreased 22% to $368.4 million (853 homes) compared with $471.2 million (1,053 homes) for the prior year period.

•      The Company experienced a cancellation rate of approximately 26% for the nine months ended March 31, 2008, which is up from 24% for the nine months ended March 31, 2007.

•      Fiscal year 2008 year-to-date GAAP loss from continuing operations was $96.0 million ($5.19 per diluted share) as compared to a GAAP loss from continuing operations of $45.7 million ($2.48 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2008 year-to-date loss from continuing operations was $5.1 million ($0.27 per diluted share) compared to fiscal year 2007 year-to-date income from continuing operations of $4.3 million ($0.23 per diluted share).  The GAAP net loss for the nine months ended March 31, 2008 included a pre-tax charge for the write-off of real estate held for development and sale in the amount of $75.5 million ($46.6 million after tax) as well as the establishment of a deferred tax asset valuation allowance in the amount of $43.5 million.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•      Fiscal year 2008 year-to-date non-GAAP adjusted EBITDA decreased to $11.2 million compared to $21.1 million for the prior year period.

Establishment of Deferred Tax Asset Valuation Allowance:

During the three and nine months ended March 31, 2008, the Company established a deferred tax asset valuation allowance in the full amount of $43.5 million.  The full valuation allowance was established due to the lack of objectively verifiable evidence regarding the realization of these assets in the foreseeable future.  Our analysis of the need for a valuation allowance recognizes that we have incurred a cumulative loss and also considered the continued

difficult current market conditions, as well as losses and impairment charges incurred on certain properties, including the nine asset sales that took place during December 2007, which led to the impairments of certain real estate held for development or sale.

Debt Reduction and Credit Facility Waiver

•      On May 9, 2008, the Company received a limited waiver (the “waiver letter”) to its Amended and Restated Credit Agreement.  The waiver letter temporarily waives certain covenants generally through and including September 15, 2008 and it replaces them with modified covenants which generally exclude the effects of recording the valuation allowance.  Absent the deferred tax asset valuation allowance of $43.5 million, the Company would have been in compliance with all of its financial covenants for the fiscal quarter ended March 31, 2008.  As a result of this deferred tax asset valuation allowance in the current fiscal quarter, absent the executed waiver letter, the Company would have been in violation of its minimum tangible net worth, maximum leverage, and maximum land to adjusted net worth covenants.  The waiver letter waives these covenant defaults from the fiscal quarter ending March 31, 2008 through and including September 15, 2008, unless another event of default occurs or the Company fails to meet the revised minimum tangible net worth and leverage ratios set forth in the waiver letter for the Amended and Restated Credit Agreement.

•      During the third quarter of fiscal 2008, Orleans reduced its outstanding bank debt by $13.0 million.  As of March 31, 2008, over the past five quarters (since January 1, 2007), Orleans has reduced its outstanding bank debt by approximately $106.0 million.  The reduction in bank debt is primarily the result of our operations, including land sale transactions and income tax refunds.

Outlook

The unfavorable market conditions in the housing industry have continued to negatively impact the Company’s closings, new order activity, absorption, pricing and cancellations.  Excess new and resale home inventory remains in numerous markets, which has contributed to the continued difficulties buyers face in selling their existing homes.  Demand remains slow due to decreased consumer confidence in the housing market and increased economic uncertainty; increased uncertainty in the overall mortgage and mortgage insurance markets; tightened underwriting standards in the mortgage industry; increased foreclosures; and stress in the financial markets and in general consumer credit.  The Company continues to observe nationwide discounting, particularly by some of the largest companies in our industry.  While the actions by the Federal Reserve Bank to decrease the target Federal Funds Rate and increases in liquidity to the capital markets were both positive for the macro market, we believe that these challenges will remain in the homebuilding industry at least in the near term.  Further, economic conditions will likely be weak in the near term.  The Company believes that unfavorable market conditions may continue to have a negative impact on new orders, new order pricing and cancellations, thereby further reducing revenues, gross margins and net income.  The Company is responding to these unfavorable market conditions by attempting to maintain absorption levels through the use of sales incentives; reevaluating its individual land holdings; reducing its land expenditures; continuing to operate with reduced housing inventory levels and emphasizing cost reductions to adjust for lower levels of production.  Further decreases in demand for our homes may require the Company to further increase the use of sales incentives.  The Company also continues to evaluate its owned and controlled lot positions and other assets.

Jeffrey P. Orleans, Chairman of the Board and Chief Executive Officer stated, “Orleans has a proud 90-year building history and we have been through difficult periods before. I am confident that our current game plan will ensure our continued success.  We are generally focused in markets that have been more stable than the national averages. We have made significant progress in reducing debt, maintaining acceptable liquidity and streamlining our operations.  We have seen some improvement in sales traffic, but third quarter orders have been slower year-over-year, and it is certainly too early to forecast any real immediate rebound.”

Garry P. Herdler, Executive Vice President and Chief Financial Officer added, “Although we expect the difficult homebuilding market to continue, we have made good progress on our stated objectives.  We will remain focused on our liquidity/cash flow, capital structure, balance sheet/portfolio review and cost structure.  We have significantly reduced our debt levels since January 1, 2007, while we have also significantly improved both our cash position and net borrowing base availability over this time.  We have significantly reduced our total lot count and spec inventory levels.  We have also successfully refocused our portfolio, with approximately 88% of our lots now in our primary Northern and Southern markets.  Our portfolio optimization plan yielded aggregate cash proceeds and federal tax refunds already received of approximately $69 million.”

Orleans Homebuilders will hold its quarterly conference call to discuss fiscal year results to date on Monday, May 12, 2008, at 10:00 a.m. Eastern Daylight Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the three months ended March 31, 2008 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including luxury, move-up, empty nester, active adult and first-time homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Use of Non-GAAP Financial Information

(1)          Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to net income and earnings per share, the most directly comparable GAAP financial measures.  Adjusted net income and adjusted earnings per share represents income from continuing operations and earnings per share from continuing operations excluding the effects of charges for inventory impairments, land sale impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill, severance charges and tax valuation allowances.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of non-recurring and non-cash charges related to inventory impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill and tax valuation allowances.

Orleans Homebuilders, Inc

Reconciliation of Net Loss to Adjusted Net Loss

(in thousands, except per share amounts)

(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	3/31/2008	3/31/2007

Reported net loss	$(55,745)	$(51,895)

Reported net loss per common share	$(3.01)	$(2.81)

Adjusted net loss and earnings per share:
Reported net loss	$(55,745)	$(51,895)
Reported loss from discontinued operations, net of tax	(80)	(9,201)
Reported loss from continuing operations, net of tax	(55,665)	(42,694)
One time charges
Asset impairments	15,267	33,603
Goodwill impairments	—	16,334
Write-off of abandoned projects	69	10,657
Tax impact of one time charges	(6,104)	(23,606)
Deferred tax asset valuation allowance	43,544	—

Adjusted net loss	$(2,889)	$(5,706)

Adjusted diluted net loss per common share	$(0.16)	$(0.31)

Basic shares outstanding	18,520	18,491
Common stock equivalents	—	—
Diluted shares outstanding	18,520	18,491

Common stock equivalents are anti-dilutive for the three months ended 3/31/2008 and 3/31/2007.

Orleans Homebuilders, Inc

Reconciliation of Net Loss to Adjusted Net (Loss) Income

(in thousands, except per share amounts)

(Unaudited)

	Nine	Nine
	Months	Months
	Ended	Ended
	3/31/2008	3/31/2007

Reported net loss	$(109,185)	$(55,520)

Reported net loss per common share	$(5.90)	$(3.01)

Adjusted net loss and earnings per share:
Reported net loss	$(109,185)	$(55,520)
Reported loss from discontinued operations, net of tax	(13,150)	(9,839)
Reported loss from continuing operations, net of tax	(96,035)	(45,681)
One time charges:
Asset impairments	38,896	43,453
Land sales impairments	36,556	—
Goodwill impairments	—	16,334
Write-off of abandoned projects	931	20,202
Severance Charges	500	1,866
Tax impact of one time charges	(29,446)	(31,886)
Deferred tax asset valuation allowance	43,544	—

Adjusted net (loss) income	$(5,054)	$4,288

Adjusted diluted net (loss) income per common share	$(0.27)	$0.23

Basic shares outstanding	18,508	18,443
Common stock equivalents	—	182
Diluted shares outstanding	18,508	18,625

Common stock equivalents are anti-dilutive for the nine months ended 3/31/2008.

Orleans Homebuilders, Inc

Reconciliation of Adjusted EBITDA to Net Loss

(in thousands)

(Unaudited)

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	3/31/2008	3/31/2007	3/31/2008	3/31/2007

Adjusted EBITDA	$3,937	$(4,579)	$11,155	$21,073
Asset impairments	15,267	33,603	38,896	43,453
Land sale impairments	—	—	36,556	—
Goodwill impairments	—	16,334	—	16,334
Write-off of abandoned projects and other pre-acquisition costs	69	10,657	931	20,202
Severance charges	—	—	500	1,866
Share-based compensation	644	488	1,739	1,394
EBITDA	(12,043)	(65,661)	(67,467)	(62,176)
Income tax (benefit) expense	35,541	(27,263)	11,012	(29,244)
Interest in cost of sales	7,817	3,997	16,740	11,796
Depreciation and amortization	264	299	816	953
Loss from continuing operations, net of tax	(55,665)	(42,694)	(96,035)	(45,681)
Loss from discontinued operations, net of tax	(80)	(9,201)	(13,150)	(9,839)
Net loss	$(55,745)	$(51,895)	$(109,185)	$(55,520)

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents earnings from continuing operations before inventory impairments, land sale impairments, write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill,  stock option expense, severance charges, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, economic conditions, future impairment charges, future tax valuation allowance, anticipated tax refunds, anticipated debt repayment, anticipated use of proceeds from transactions, reductions in land expenditures, the Company’s ability to meet its internal financial objectives including debt reduction objectives, the impact of recent transactions on the Company’s liquidity, capital structure and finances, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Earned revenues
Residential properties	$109,018	$128,886	$372,865	$443,830
Land sales and other income	4,276	17,108	18,248	24,394
	113,294	145,994	391,113	468,224
Costs and expenses
Residential properties	110,908	149,123	361,286	415,763
Land sales and other expense	3,201	17,134	52,678	22,250
Selling, general and administrative	19,309	33,360	62,172	88,802
Impairment of goodwill	—	16,334	—	16,334
Interest, net	—	—	—	—
	133,418	215,951	476,136	543,149

Loss from continuing operations before income taxes	(20,124)	(69,957)	(85,023)	(74,925)
Income tax expense (benefit)	35,541	(27,263)	11,012	(29,244)

Loss from continuing operations	(55,665)	(42,694)	(96,035)	(45,681)

Loss from discontinued operations, net of taxes	(80)	(9,201)	(13,150)	(9,839)

Net loss	$(55,745)	$(51,895)	$(109,185)	$(55,520)

Basic / diluted loss per share
Continuing Operations	$(3.01)	$(2.31)	$(5.19)	$(2.48)
Discontinued Operations	$(0.00)	$(0.50)	$(0.71)	$(0.53)
Net Loss	$(3.01)	$(2.81)	$(5.90)	$(3.01)

Basic / diluted weighted average shares outstanding	18,520	18,491	18,508	18,443

Orleans Homebuilders, Inc

Summary of Deliveries by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
DELIVERIES
Northern Region
Homes	102	93	325	289
Dollars	$49,761	$43,263	$157,811	$138,585
Average Sales Price	$488	$465	$486	$480

Southern region
Homes	104	112	331	396
Dollars	$47,715	$55,652	$157,915	$190,879
Average Sales Price	$459	$497	$477	$482

Midwestern region
Homes	17	38	79	140
Dollars	$6,501	$15,289	$35,062	$59,101
Average Sales Price	$382	$402	$444	$422

Florida region
Homes	20	61	94	219
Dollars	$5,041	$14,682	$22,077	$55,265
Average Sales Price	$252	$241	$235	$252

Total
Homes	243	304	829	1,044
Dollars	$109,018	$128,886	$372,865	$443,830
Average Sales Price	$449	$424	$450	$425

Orleans Homebuilders, Inc

Summary of New Orders by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
NEW ORDERS
Northern Region
Homes	100	152	322	363
Dollars	$48,478	$77,209	$147,950	$180,268
Average Sales Price	$485	$508	$459	$497

Southern region
Homes	127	179	367	394
Dollars	$59,124	$91,856	$167,889	$197,523
Average Sales Price	$466	$513	$457	$501

Midwestern region
Homes	34	38	107	143
Dollars	$12,704	$17,892	$39,672	$64,047
Average Sales Price	$374	$471	$371	$448

Florida region
Homes	5	68	57	153
Dollars	$864	$14,153	$12,922	$29,410
Average Sales Price	$173	$208	$227	$192

Total
Homes	266	437	853	1,053
Dollars	$121,170	$201,110	$368,433	$471,248
Average Sales Price	$456	$460	$432	$448

Orleans Homebuilders, Inc

Summary of Backlog by Region

(Dollars in thousands)

(Unaudited)

	At March 31,
	2008	2007
BACKLOG
Northern Region
Homes	252	268
Dollars	$134,774	$142,206
Average Sales Price	$535	$531

Southern region
Homes	279	300
Dollars	$140,502	$160,288
Average Sales Price	$504	$534

Midwestern region
Homes	83	84
Dollars	$32,542	$42,284
Average Sales Price	$392	$503

Florida region
Homes	19	72
Dollars	$5,663	$17,316
Average Sales Price	$298	$241

Total
Homes	633	724
Dollars	$313,481	$362,094
Average Sales Price	$495	$500

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	March 31,	June 30,
	2008	2007

Cash and cash equivalents	$39,067	$19,991
Restricted cash - due from title company	9,256	25,483
Residential properties	253,366	228,146
Land and improvements	380,892	511,872
Inventory not owned - VIE	46,198	47,214
Inventory not owned - Other Financial Interests	12,565	—
Deferred tax asset	—	23,480
Land deposits and costs of future developments	10,413	13,102
Total assets	791,456	910,944
Obligations related to inventory not owned - VIE	37,507	38,914
Obligations related to inventory not owned - Other Financial Interests	12,565	—
Mortgage obligations secured by real estate	406,132	469,123
Subordinated notes	105,000	105,000
Other notes payable	734	787
Shareholders’ equity	115,316	224,534

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